Exhibit 99.1

OUTDOOR RETAILER COMBINES WINTER SHOWS IN JANUARY

Winter Market and Snow Show united as Outdoor + Snow Show for January 29-31,2020

SAN JUAN CAPISTRANO, California – (August 21, 2019) – Outdoor Retailer, in concert with the Outdoor Industry Association (OIA), as well as key brands and advising retailers, announced today it will not produce Winter Market, scheduled for November 5-7. 2019. The show will be united with the Snow Show, creating the Outdoor + Snow Show, scheduled for January 29-31, 2020 at the Colorado Convention Center in Denver, bringing the entirety of the community together.

"We care deeply about our community, and alongside OIA, we’re working to support the diverse, evolving needs of the market in order to help the outdoor and snow industries thrive. It’s our goal to bring our industry together and provide the most productive platform for success," said Marisa Nicholson, Outdoor Retailer senior vice president and show director. "When we positioned Winter Market at the front of the buying season, it was in response to our community. Through ongoing feedback, it has become clear that one combined winter show in January will best support brands, retailers and reps, leading to greater value for all in attendance. Outdoor Retailer is where the entire industry comes together, and we're looking forward to having outdoor and snowsports gather for one vibrant show and to collectively help our industry continue to grow. I also want to thank Visit Denver, the Colorado Convention Center, the Denver hotel community and the state of Colorado for their incredible support of Outdoor Retailer and the outdoor community.”

The Outdoor Industry Association partnered with Outdoor Retailer in the decision.

"Our job at OIA is to listen to our members, to be innovative and to support the timing of the trade shows to create the highest return-on-investment and efficiency for the outdoor marketplace," said OIA Executive Director Amy Roberts. "We listened to our members in supporting the move of the trade show from Salt Lake City to Denver and responded to member feedback with our support of an earlier winter show in collaboration with our industry’s specialty retailers. It is clear now that the industry would like one consolidated winter show and we support Outdoor Retailer’s decision to bring the two winter shows together under one roof and in one timeframe. Outdoor Retailer is the one moment when we come together as an industry and we look forward to supporting an exceptional show in January 2020. We will be there with a strong offering of educational, sustainability and advocacy events during the show. I also want to recognize the strong partnership that has developed between OIA, SIA, Outdoor Retailer and Grassroots Outdoor Alliance and we look forward to continued collaboration in support of the industry."

Outdoor Retailer Combines Winter Shows

Exhibitors and sponsors already contracted for Winter Market 2019 will have space on hold and available to them for the show in January, and the annual Outdoor Retailer Innovation Awards will shift to the Outdoor + Snow Show in January. Summer Market in June is unaffected by this decision.

Grassroots Connect will stage as planned at the Colorado Convention Center in Denver, November 1-5, 2019.

About Outdoor Retailer

Outdoor Retailer, the largest U.S. tradeshow and premier business event for the outdoor industry, brings together retailers, manufacturers, industry advocates and media to conduct the business of outdoor recreation through trade shows, Outdoor Retailer Magazine, product demo events, media events and web-based business solutions. The Outdoor Retailer trade shows are the premier outdoor industry events for North America, providing platforms for critical face-to-face business initiatives, line previews, innovations, launches, networking and retailer education. Visit outdoorretailer.com for more information.

Outdoor Retailer is owned by Emerald Expositions, a leading operator of business-to-business trade shows in the United States. The company currently operates 60 trade shows, as well as numerous other face-to-face events. In 2018, Emerald’s events connected over 500,000 global attendees and exhibitors and occupied nearly 7 million net square feet of exhibition space.

About Outdoor Industry Association

Based in Boulder, Colo., with offices in Washington, D.C., Outdoor Industry Association (OIA) is the leading trade association for the outdoor industry and the title sponsor of Outdoor Retailer. OIA unites and serves over 1,300 manufacturer, supplier, sales representative and retailer members through its focus on trade and recreation policy, sustainable business innovation and outdoor participation. For more information, visit outdoorindustry.org.

Outdoor Retailer Media Contact:

Lisa Ramsperger, Outdoor Retailer, lisa.ramsperger@outdoorretailer.com,
(949) 225-3329

Outdoor Industry Association Media Contact:

Jennifer D. Pringle, Outdoor Industry Association, jpringle@outdoorindustry.org,
(303) 859-0331

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